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                                                                   EXHIBIT 10.18


                              VARI-L COMPANY, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT


         This agreement (the "AGREEMENT"), effective August 1, 2002, is made and entered into by and between VARI-L COMPANY, INC. (the "COMPANY") and Charles R. Bland (the "EMPLOYEE").

         WHEREAS, the Company wishes to engage Employee as the Company's President and Chief Executive Officer to manage the Company's overall operations as part of the Company's continuing efforts to build shareholder value; and

         WHEREAS, the Company's Board of Directors, comprised solely of disinterested directors, has determined to provide Employee with this employment agreement, including the severance package and other benefits provided hereby, for the purpose of inducing Employee to accept the President and Chief Executive Officer position with the Company and to provide diligent and efficacious services to the Company during his employment.

         NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

         I. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

         II. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing August 1, 2002, and expiring July 31, 2003 (the "Initial Term"). On August 1st of each year, beginning in 2003, the term of this Agreement shall be automatically extended for an additional year without any further action on the part of the Company or Employee unless terminated under the provisions of Section VIII of this Agreement.

         III. DUTIES. Employee is engaged as President and Chief Executive Officer of the Company, to have complete responsibility for and authority over the management of the operations of the Company, including, but not limited to, overall management of the Company's Sales, Marketing, Research, Development and Engineering, Finance, Administration, Manufacturing, Operations, Human Resources and Quality Assurance departments or functions and supervision of the Vice Presidents or other officers or managers assigned to those departments, areas or functions, and to have full authority and responsibility, subject only to the general direction and control of the Board of Directors, for administering those operations of the Company in all respects. His power shall include authority to hire and fire personnel of the Company and to retain consultants when he deems necessary to implement the Company's policies. If Employee is elected or appointed a director of the Company during the term of this Agreement, Employee shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of Employee as a director.

         IV. EXTENT OF SERVICES. Employee shall faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement. Nothing herein shall be construed as preventing Employee




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from (a) investing his assets in such form or manner as will not require any services on the part of Employee, unless employee discloses in writing to the Company's Board of Directors the extent of such services and receives prior written authorization to provide such services, in the operations or the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or consultant; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company (excluding (i) indirect investments through mutual funds or other broad based investment vehicles, (ii) investments in debt instruments, and (iii) investments in less than 5% of the stock of any publicly held business). For purposes hereof, "in competition with the Company" shall be construed consistently with Section VII hereof.

         V. COMPENSATION AND EMPLOYEE BENEFITS.

            A. ANNUAL BASE SALARY. For all services rendered by Employee under this Agreement, the Company shall pay Employee an annual base salary, payable in equal bi-weekly installments. The amount of such base salary shall be reviewed at least once each fiscal year by the Compensation Committee of the Company's Board of Directors.

            B. STOCK OPTIONS. Employee shall be eligible for future stock option grants at the same time and based on the same criteria as other executive officers of the Company.

            C. BONUS COMPENSATION. Employee may receive bonuses, payable in cash or shares of the Company's stock, as may be determined from time to time by the Board of Directors or the Compensation Committee of the Board of Directors, in its sole discretion, on the basis of: (i) Employee's success in meeting his personal performance goals, as established by the Compensation Committee of the Board of Directors; (ii) Employee's merit, including but not limited to the quality of the services provided by Employee and his industriousness and diligence in performing such services; and (iii) the Company's financial success and progress in the prior fiscal year. Employee's annual bonus opportunity (the "BONUS OPPORTUNITY") is equal to forty percent (40%) of his current annual base salary.

            D. VACATION. Employee shall be entitled to four (4) weeks of paid vacation each year. Any accrued but unused vacation time shall be paid to Employee at or before the termination of his employment, in accordance with Company policy, in addition to any amounts due and payable to Employee under
Section VIII hereof. Employee shall be required to take at least two (2) weeks vacation per year, including in at least one case, a vacation lasting no less than five (5) consecutive business days.

            E. EMPLOYEE BENEFITS. Employee shall be entitled to receive all of the rights, benefits, and privileges of an employee and an executive officer under any generally applicable retirement, pension, profit-sharing, insurance, health and hospital, or other employee benefit plans which may be now in effect or hereafter adopted by the Company.

            F. WORKING FACILITIES. Employee shall be furnished with a private office, business tools, and such other facilities and services suitable to Employee's position and adequate for the performance of the duties required by this Agreement.



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            G. EXPENSES. Subject to limits which may be imposed by the Board of
Directors, including any committee thereof, Employee is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company, including expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon the presentation by Employee, in a timely manner of an itemized account of such expenditures, including receipts or other adequate documentation, or Employee may pay such expenses with a Company credit card, if a Company credit card is issued to Employee, and Employee shall appropriately document the business purpose of such expenditures. Employee's expenses must be submitted to and approved by the Audit Committee or another officer or employee designated by the Audit Committee to review and approve such expenses.

            H. AUTOMOBILE ALLOWANCE. The Company will pay Employee an automobile allowance for the expense of leasing or financing an automobile, as well as for insurance, maintenance, fuel and repairs associated with such automobile. Any automobile for which Employee accepts this allowance must be suitable for the Company's use in performing services for the Company. Specifically, such automobile must have four doors. The automobile allowance shall be payable in equal bi-weekly installments and shall be $10,000.00 per year. If and to the extent that the automobile is not considered by the Board of Directors to have been used for business purposes, based upon documentation submitted to the Board of Directors at the Board's request, the value of the non-business use of the automobile and other reimbursements made in connection therewith on Employee's Form W-2 or 1099 as income for each year such personal benefit is received.

            I. EDUCATIONAL EXPENSES. Employee shall be entitled to receive reimbursement for educational expenses consistent with the company's policy on educational reimbursement.

         VI. PROPRIETARY INTERESTS OF COMPANY.

            Employee and the Company recognize that the Company is in a highly competitive business in a highly technical industry. The parties acknowledge that the success or failure of the Company depends largely on the development and use of certain proprietary and confidential information and trade secrets, including without limitation, information concerning any of the Company's patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company (hereinafter collectively referred to as "CONFIDENTIAL INFORMATION"). Confidential Information is a substantial asset of the Company. Confidential Information will be disclosed to Employee in the normal course of operation. Employee acknowledges that Confidential Information is extremely valuable to the Company and must be protected from unauthorized use by the Company's competitors or other persons. Therefore, Employee agrees not to disclose or use, whether for the benefit of Employee or any other person or entity, at any time during or after his employment, any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information.




                                       3
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            Employee recognizes that, during the term of his employment with the
Company, he may develop new products, technology, processes, devices, inventions, or methods of production, including but not limited to computer hardware, software or "firmware," and may enhance, improve or perfect existing products, technology, processes, devices, inventions or methods of production (hereinafter collectively referred to as "INVENTIONS"). As partial consideration for the salary and other benefits provided by the Company to Employee, Employee hereby agrees that his entire work product while in the employment of the Company, including any Inventions, is the exclusive property of the Company unless Employee has received prior written authorization from the Board of Directors for the exclusion of such work from this agreement. Employee also agrees to cooperate fully with the Company and to do whatever acts are reasonably necessary in order to obtain United States or foreign letters patent or copyrights, or both, and to vest the entire right and title thereto in the Company. Employee further agrees that the Company shall have the royalty-free right to use in its business, and to make, use, and sell such Inventions whether or not patentable, regardless of whether they are conceived or made by Employee during the hours which he is employed by the Company or with the use of or assistance of the Company's facilities, materials or personnel.

            Except as required in his duties to the Company, Employee will not, directly or indirectly, use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information without the prior written consent of the Board of Directors.

            Upon termination of his employment with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Employee's possession, whether prepared by Employee or others, will be left with the Company, and no copies thereof will be retained by Employee.

            It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that, upon any breach of any covenant in this Section VI, that the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

         VII. NONCOMPETE AND NONSOLICITATION. During the term of this Agreement and for a period of the greater of (a) one year after termination or expiration of this Agreement or (b) the period during which a Severance Amount or consulting arrangement is being paid to Employee by the Company (the "NONCOMPETE PERIOD"), Employee will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which develops, manufactures, distributes or sells the same type of products as the Company, or products which are the functional equivalent of the Company's products or currently planned products, within and to the same market as the Company's market at the time of Employee's proposed activity or, after the termination of this Agreement, at or prior to the time of such termination. Employee certifies that his employment with the Company will not breach a previous employment agreement. Employee agrees not to engage in the unauthorized use of the




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proprietary assets of others during the term of his employment by the Company.
Employee agrees not to enter into any other employment agreement, oral or written, which will run concurrently, in whole or in part, with Employee's employment by the Company without the prior written approval of the Board of Directors. Employee agrees not to solicit other Company employees during the non-compete period. It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and that monetary damages for such breach would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of the covenants of this section the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

            The foregoing agreement not to compete shall not be held invalid because of the scope of the territory or the actions restricted thereby, or the period of time within which such agreement is operative; but any judgment by a court of competent jurisdiction may define the maximum territory and actions subject to, and restricted by, this paragraph and the period of time during which such agreement is enforceable.

            Notwithstanding the foregoing, in the event of a Change of Control, as hereinafter defined, not recommended by a majority of the Board of Directors of the Company as constituted prior to the date of such Change of Control, this non-compete agreement shall terminate upon the date of such Change of Control.

         VIII. TERMINATION OF EMPLOYMENT.

            A. TERMINATION BY MUTUAL AGREEMENT. The Company and Employee may agree to terminate this Agreement on terms and conditions mutually acceptable to them as of the date of termination.

            B. DEATH. In the event of Employee's death, the Company shall pay to any beneficiary designated by Employee or, if no such beneficiary has been designated, to his estate, an amount equal to the then annual base salary for the greater of (a) one (1) year or (b) the remaining term of this Agreement without additional extensions, together with any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee. If Employee's beneficiary or estate receives any proceeds from any life insurance policies the premiums of which were being paid for by the Company at the time of Employee's death other than the Group Life Insurance referred to in Section IX.A hereof, then the payments of annual base salary and bonuses shall be reduced by the amount of such proceeds from such life insurance policies.

            C. DISABILITY. If Employee becomes Disabled during the term of employment, the Board of Directors may, at its option, by written notice to Employee or Employee's personal representative, terminate the Employee. Employee shall thereafter be eligible to receive disability benefits under the Company's standard employee disability insurance policy like any other employee.



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            D. VOLUNTARY OR INVOLUNTARY TERMINATION. Upon a Voluntary or
Involuntary Termination as defined herein, Employee shall continue to render his services to the Company, if and to the extent required by the Company, up to the date of such Voluntary or Involuntary Termination as referenced in the written notice of termination submitted to Employee by the Company, or vice versa, and shall be paid (i) the unpaid amount of the then applicable annual base salary up to the date of such Voluntary or Involuntary Termination, (ii) any bonuses which the Company's Board of Directors may determine, in its sole discretion, to be due and payable to Employee, and (iii) the Severance Amount as defined herein. In the event of a Voluntary Termination, as a condition to Employee's receipt of the foregoing payments to Employee, during the time between the submission of a notice of termination by Employee and the effective date of termination set forth in such notice, Employee shall continue to diligently provide the Company with such services as the Company may request. In the event of an Involuntary Termination, all unvested stock options and stock appreciation rights that have previously been granted to Employee will fully vest and remain exercisable for three (3) months after such termination.

            E. DEFINITIONS. All the terms defined in this Section shall have the meanings given below throughout this Agreement.

               1. "CHANGE IN DUTIES, COMPENSATION, OR BENEFITS" shall mean any one or more of the following:

                  a. a significant and detrimental change in the nature or scope of Employee's authority, responsibilities or duties from those currently applicable to him;

                  b. a reduction in Employee's annual base salary from that currently provided to him;

                  c. a diminution in Employee's eligibility to participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for: (i) changes in the eligibility requirements for plans that are applicable to employees generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Employee's benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;

                  d. a material diminution in employee benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites currently applicable to Employee, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all executives and result in a diminution of Employee's benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

                  e. a change in the location of Employee's principal place of employment by the Company (including its subsidiaries) by more than fifty (50) miles from the




                                       6
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location where he was principally employed immediately prior to the date on which a Change of Control occurs; or

                  f. a reasonable determination by a majority of those persons comprising the Board of Directors of the Company prior to a Change of Control (even if such determination is made after such Change of Control) that, as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, Employee is unable to exercise the functions or duties attached to his position immediately prior to the date on which a Change of Control occurs.

               2. "CHANGE OF CONTROL" shall be deemed to have occurred if:

                  a. any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                  b. as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "TRANSACTION"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                  c. the Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 80% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former stockholders of the Company;

                  d. a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

                  e. the Company transfers all or substantially all of its assets to another corporation which is not a wholly owned subsidiary of the Company.

               3. "DISABLED" OR "DISABILITY" shall mean mental or physical illness or condition rendering Employee incapable of performing any portion of Employee's normal duties with the Company even after the Company's reasonable accommodation of any such disability in accordance with the Americans with Disabilities Act and the Colorado Nondiscrimination statute.

               4. "INVOLUNTARY TERMINATION" shall mean any termination except:

                  a. Voluntary Termination;

                  b. Termination by mutual agreement;

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                  c. Termination as a result of death; or

                  d. Employee's voluntary retirement from employment or mandatory retirement from employment pursuant to a retirement plan to which Employee was subject prior to any Change of Control. ("RETIREMENT").


A resignation by Employee not more than thirty (30) days after a Change in Compensation, Duties or Benefits is an Involuntary Termination.

               5. "SEVERANCE AMOUNT" is equal to:

                  a. In the event of an Involuntary Termination which does not occur less than (12) months after a Change of Control, the Severance Amount shall be: (i) one (1) year's base salary based on Employee's base salary prior to the Change in Duties, Compensation and Benefits, paid on the Company's regular payroll dates, (ii) one (1) year's automobile allowance; and (iii) the same portion of Employee's Bonus Opportunity for the one (1) year following such Involuntary Termination as the average portion of the respective Bonus Opportunity paid to other executive officers during such year, paid on the same dates as such other executives' bonuses.

                  b. In the event of Voluntary Termination, no Severance Amount is payable unless Employee has completed one (1) year of service with the Company. After one year of service, the Severance Amount shall be equal to one
(1) month's salary for every year of service completed, including the first year, up to a maximum of three (3) months, payable ratably on the Company's regular payroll dates.

                  c. In the event of an Involuntary Termination during the twelve month period immediately following the effective date of the Change in Control, the entire Severance Amount shall be paid to Employee in a lump sum not more than thirty (30) days after such Involuntary Termination and the Severance Amount shall be equal to: (i) two (2) years' base salary based on Employee's base salary immediately prior to the Change of Control; (ii) an amount equal to two (2) years' automobile allowance; and (iii) Employee's entire Bonus Opportunity, determined by reference to the base salary in effect immediately prior to the Change of Control, for the two (2) years following such Involuntary Termination.

                  d. In the event of termination resulting from Retirement, the Severance Amount shall be equal to one (1) month's salary for every year of service completed to the Company up to a maximum of twelve (12) months.

                  e. In the event of termination resulting from Employee's death, the Severance Amount shall be the amounts set forth in Section VIII.B above

                  f. If any Involuntary Termination follows a finding by the Board of Directors or a committee of disinterested members of the Board of Directors that Employee engaged in willful misconduct in the performance of his duties, including but not limited to an intentional act of fraud, embezzlement, self-dealing or misappropriation of Company property, then the Severance Amount will be reduced to six (6) months' annual base



                                       8
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salary minus the Company's out of pocket loss, including attorneys fees and other costs, resulting from such willful misconduct.

                  g. In the case of a Voluntary Termination or an Involuntary Termination resulting from Employee's resignation following a Change in Duties, Compensation or Benefits, Employee must give the Company proper notice of such Termination in order to receive the Severance Amount. For purposes hereof, proper notice is defined as written notice received by the Board of Directors not less than thirty (30) business days prior to the date of termination of employment.

                  h. In the case of an Involuntary Termination by the Company, the Board of Directors must give Employee not less than thirty (30) business days prior written notice of such termination, provided, however, that the Company may, in its sole discretion, elect to have Employee provide different services during such notice period than those provided prior to such notice.

                  i. Notwithstanding any other provision of this Agreement, in the event that Employee is found to have violated the non-compete provisions of
Section VII of this Agreement by a court of competent jurisdiction ("BREACH"), all Severance Amounts due and owing under this Agreement shall be terminated upon the effective date of the Breach and Employee shall reimburse the Company for any portion of the Severance Amount previously paid to Employee.

               6. "VOLUNTARY TERMINATION" shall mean any termination which results from a resignation by Employee other than a resignation which occurs within thirty (30) days of a Change in Duties, Compensation, or Benefits.

               7. "VOTING SECURITIES" shall mean any securities which ordinarily possess the power to vote in the election of directors without the occurrence of any pre-condition or contingency other than the passage of time.

               8. "BENEFICIALLY OWNED" shall mean beneficial ownership by Employee, Employee's spouse, or a trust or similar arrangement established by or for the benefit of Employee, Employee's spouse, or Employee's minor children as well as the meaning of such term under Section 13 or Section 16 of the Exchange Act.

            F. SECTION 280G PAYMENT. In the unlikely event that the Severance Amount payments under this Agreement are determined by an independent accounting firm retained by Employee (but paid for by the Company) to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "CODE") and any regulations thereunder, such Severance Amount shall be reduced by the amount necessary to avoid such classification.

            G. MEDICAL AND DENTAL BENEFITS. If Employee's employment by the Company or any subsidiary or successor of the Company is terminated because of Death, Disability, or Involuntary Termination, then to the extent that Employee or any of Employee's dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Employee and those dependents with the same or equivalent coverages until three (3) months after any such termination of employment. The Company may, at its election, procure such coverages apart from, and outside of the terms of, the plans applicable to other employees. The Company's obligation to provide such coverages will be limited by the requirement that Employee and Employee's dependents comply with all of the conditions of the medical or dental plans applicable to employees generally and the Company is under no obligation to obtain special coverages for Employee which would not be covered by the plans applicable to employees generally. In consideration for these benefits, Employee must make contributions equal to those required from time to time from other employees for equivalent coverages under the medical or dental plans. If and to the extent that Employee is eligible to participate in a medical, dental or other health insurance plan of another employer after the termination of his employment by the Company, then the benefit provided by this section shall be eliminated or commensurately diminished.

         IX. LIFE INSURANCE.

            A. GROUP LIFE INSURANCE. The Company shall provide Employee with personal life insurance under the Company's group life insurance policy as in effect from time to time which shall be payable to a beneficiary designated by Employee in addition to, and not as a substitute for, any Severance Amount payable under Section VIII.B above. Employee acknowledges that, while the Company currently maintains group life insurance which provides for a death benefit equal to three (3) times an officer's annual base salary at the time of death, with a maximum payment of $500,000, as well as an accidental death and dismemberment policy (the "AD&D Policy") which also provides for an additional benefit in the same amount as the group life insurance if the cause of death is covered by the AD&D Policy, such coverages may be altered or amended in the future on a Company-wide basis, provided, however, that under no circumstances will such coverages be reduced unless other officers of comparable rank within the Company are correspondingly reduced.

            B. KEY MAN LIFE INSURANCE. Employee hereby consents to the purchase by the Company, at the Company's option, of one or more "key man" life insurance policies on Employee's life naming the Company or its designee as beneficiary (the "Key Man Policies"); provided, however, that the Company shall not be required to obtain such insurance. Employee agrees that he shall take any reasonable actions which may be requested by the Board, and otherwise fully cooperate with the Company, in its efforts to purchase and maintain the Key Man Policies. The Key Man Policies will be owned by the Company and the proceeds made payable to the Company or its designee. If purchased by the Company, the Key Man Policies shall be for the purpose of providing funds necessary to obtain a replacement for Employee and for any other reasonable business purpose as may be determined by the Board in amounts sufficient to accomplish their intended purposes.

         X. DIRECTORS AND OFFICERS INSURANCE. The Company shall maintain and keep in force directors and officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances but in no event less than $7.5 million of aggregate coverage.


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


         XI. POST-TERMINATION CONSULTING. In the event of Employee's Involuntary or Voluntary Termination, Employee agrees to provide services to the Company as a consultant for a period of ninety (90) days following the completion of all severance payments (the "Consulting Period"), in exchange for cash compensation at the rate of $100 per hour. Employee shall have the right to decline to provide any consulting services requested by the Company after an Involuntary Termination or Voluntary Termination but such refusal during the period when severance payments are being made by the Company will result in the forfeiture of Employee's right to the Severance Amount hereunder. If Employee does elect to provide consulting services following the completion of the severance period, Employee shall be obligated to provide no more than ten (10) hours of consulting services per week during the Consulting Period, if and to the extent requested by the Company. Employee may determine to cease providing such consulting services to the Company at any time during the Consulting Period by providing the Company with ten days written notice.

         XII. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Employee's residence as indicated in Employee's personnel file at in the Company's records in the case of Employee or to its principal office in the case of the Company.

         XIII. WAIVER. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

         XIV. SEVERABILITY/MODIFICATION. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

         XV. ASSIGNMENT. Except for a transfer by will or by the laws of descent or distribution, Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Employee acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Employee may not assign such duties or obligations under this Agreement.

         XVI. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the Company shall provide, through the establishment of a separate reserve or otherwise, for the payment in full of all amounts which are or may reasonably be expected to become payable to Employee under this Agreement.


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


         XVII. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties, provided, however, that nothing in this Agreement shall prevent the Company from granting additional or special compensation or benefits to Employee after the date of execution of this Agreement. This Agreement may not be amended except by an agreement in writing signed by both parties.

         XVIII. GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted, construed, and enforced under the laws of the State of Colorado. The courts of the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

         XIX. TIME. In comparing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. Time accounting shall begin upon midnight of the following calendar day. All periods of time shall be assumed to be specified in calendar days unless otherwise noted. In the case of fractional days of time, the appropriate equivalent hours can be calculated and accounted for against midnight of the calendar day in which the period of time started. For purposes of calculating the duration of the covenant not to compete the time period of such covenant shall be extended by one day for each day that Employee competes with Company in violation of such covenant.

         XX. COUNTERPARTS. This Agreement may be signed in one or more counterparts which, taken together, shall constitute a single binding agreement between the parties. Photocopies or telecopies of the parties' original signatures hereto may be relied upon as originals for all purposes.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated above.


                                      THE COMPANY:

                                      VARI-L COMPANY, INC.


                                      By: /s/ David Lisowski
                                         ---------------------------------------
                                         David Lisowski
                                         Chairman Compensation Committee



                                      EMPLOYEE:



                                      /s/ Charles R. Bland
                                      ------------------------------------------
                                      Charles R. Bland







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